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Exhibit 99.3

LETTER TO CLIENTS
MEDQUIST HOLDINGS INC.
(formerly CBaySystems Holdings Limited)

OFFER TO EXCHANGE

Shares of MedQuist Holdings Inc. Common Stock
for Issued and Outstanding Shares of MedQuist Inc. Common Stock
(CUSIP No. 584949101)
Pursuant to the Prospectus dated February 2, 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3, 2011, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration is the prospectus, dated February 2, 2011 (the “prospectus”) and the accompanying letter of transmittal, relating to the offer of MedQuist Holdings Inc. (the “Company”) to exchange properly tendered and accepted shares of MedQuist Inc. common stock for newly issued shares of the Company’s common stock, par value $0.10 per share (“MEDH common stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the prospectus.

The terms and conditions of the exchange offer are set forth in the prospectus and the related letter of transmittal. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, for each share of MedQuist Inc. common stock that the Company accepts for exchange in accordance with the terms of the exchange offer, the Company will issue one share of its common stock.

The table below sets forth certain information regarding the exchange offer.

		Exchange Offer Consideration Per Share
		Shares of MEDH
CUSIP	Title of Security	Common Stock(1)	Exchange Value(1)

584949101	MedQuist Inc. common stock	One	$11.00

(1)	The exchange value is equal to the number of shares of MEDH common stock offered per share of MedQuist Inc. common stock multiplied by the midpoint of the price range for our common stock in our proposed U.S. initial public offering of common stock.

We expect that the initial public offering price of our common stock in our proposed U.S. initial public offering will be between $10.00 and $12.00 per share. We have applied to list our shares on The NASDAQ Global Market under the symbol “MEDH.”

Because the number of shares of our common stock to be issued in the exchange offer is fixed, changes in the trading prices of our common stock will result in the market value of our common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.

Our shares were formerly listed on the Alternative Investment Market of the London Stock Exchange, or AIM. However, we have delisted from AIM and January 27, 2011 was the last day on which our shares traded on AIM. The closing price of our shares on AIM on December 24, 2010, the date on which we announced our intention to delist, was £6.08, equivalent to $9.36 per share based on the Federal Reserve noon buying rate of $1.54 to £1.00 in effect on December 24, 2010.

We are the holder of the MedQuist Inc. common stock held for your account. A tender of such MedQuist Inc. common stock can be made only by us as the holder pursuant to your instructions. The enclosed specimen letter of transmittal is furnished to you and for your information only and cannot be used by you to tender shares of MedQuist Inc. common stock held by us for your account.

Your attention is directed to the following:

1.	The exchange offer is subject to conditions set forth in the section of the prospectus entitled “The Exchange Offer — Conditions of the Exchange Offer.”

2.	Any transfer taxes incident to the transfer of the MedQuist Inc. common stock from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the letter of transmittal and the section of the prospectus entitled “The Exchange Offer — Transfer Taxes.”

3.	The exchange offer expires at 5:00 P.M., New York City time, on March 3, 2011, unless otherwise extended or earlier terminated by the Company.

If you wish to tender your shares of MedQuist Inc. common stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Such instruction form should be returned to us as promptly as possible in order to permit sufficient time to allow us to make a tender on your behalf in accordance with the provisions of the exchange offer.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by MedQuist Holdings Inc. (formerly CBaySystems Holdings Limited) with respect to MedQuist Inc. common stock.

This will instruct you to tender the MedQuist Inc. common stock held by you for the account of the undersigned upon and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

☐ Please tender the MedQuist Inc. common stock held by you for my account as indicated below:

Number of Shares of MedQuist Inc. common stock:

☐ Please do not tender any MedQuist Inc. common stock held by you for my account.

  Dated:

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the shares of MedQuist Inc. common stock held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all MedQuist Inc. common stock held by us for your account.

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